Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Kalle Ahl, Account Manager
Chief Financial Officer	CCG Investor Relations
China Biologic Products, Inc.	Phone: +1 (646) 833-3417
Tel: +86-538-6202206	Email: kalle.ahl@ccgir.com
Email: IR@chinabiologic.com	www.ccgirasia.com
www.chinabiologic.com
Mr. Crocker Coulson, President
Phone: +1 (646) 213-1915
Email: crocker.coulson@ccgir.com

For Immediate Release

China Biologic Products Announces Record Second Quarter 2010 Results

- Q2 revenue grew 23.3% to $40.9 million

- Non-GAAP adjusted net income grew 31.2% to $10.9 million

TAI'AN, China, August 16 -- China Biologic Products, Inc. (Nasdaq: CBPO) ("China Biologic" or the "Company"), one of the leading plasma-based biopharmaceutical companies in the People's Republic of China ("PRC"), operating through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. ("Taibang") and Guiyang Dalin Biologic Technologies Co., Ltd. ("Dalin") and its equity investment in Xi'an Huitian Blood Products Co., Ltd. ("Huitian"), today reported financial results for its second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

  Revenues increased 23.3% year-over-year to $40.9 million

  Gross profit rose 32.6% year-over-year to $31.8 million, representing a gross margin of 77.9%, as compared to 72.4% a year ago

  Operating income grew 37.7% to $22.8 million

  GAAP net income attributable to controlling interest was $12.9 million, or $0.49 per diluted share, including a $2.3 million non-cash gain from change in the fair value of derivative liabilities

  Excluding the non-cash gain, interest on convertible notes and non-cash employee compensation, non-GAAP adjusted net income was $10.9 million or $0.41 per diluted share, a 31.2% increase from $8.3 million or $0.38 per diluted share a year ago

"Our second quarter results were very strong, with 23.3% growth in revenues and 31.2% growth in adjusted net income, primarily driven by robust demand and a favorable pricing environment for our plasma-based products," said Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic. "We are moving forward with establishing our two new plasma collection stations in Yishui and Ninyang counties in Shandong Province, and expect to begin trial collections at the new locations by the end of the year. We also increased our focus on marketing and educational medical conferences in the second quarter, as part of our strategy to strengthen our ties with hospitals and clinics, since we believe that direct sales to these customers can secure our market share and support our long-term growth."

Second Quarter 2010 Results

Revenue for the second quarter of 2010 increased 23.3% to $40.9 million, from $33.2 million in the same 2009 period. Revenue growth is primarily attributable to price increases ranging from 0.1% to 433.5% across the Company's plasma-based product portfolio. Rising pricing reflects continued supply shortage in China's plasma industry. The Company generally expects pricing to remain stable during the balance of the year, while management continues to monitor the impact of China’s health care reform efforts on procurement and pricing for products listed within China’s National Medical Insurance Catalog. Among the Company’s product groups, while Human Albumin pricing remained flat relative to the second quarter of 2009, it remained the largest revenue contributor at 46.4% of total sales. Human Immunoglobulin for Intravenous Injection, the Company’s most in-demand product group and second largest revenue contributor at 39.3% of total sales, experienced average year-over-year price increases of 26.9% in second quarter 2010. Human Hepatitis B Immunoglobulin experienced the sharpest average price increase among the Company’s product categories, up 433.5% compared to the prior year period, and contributed 6.9% of total revenues in second quarter 2010.

Gross profit for the second quarter of 2010 was $31.8 million, up 32.6%, from $24.0 million in the second quarter of 2009. Gross profit margin expanded to 77.9% from 72.4% in the same period a year ago and 74.9% in the first quarter of 2010. The gross profit margin expansion was primarily attributable to the increase in the average selling price, as well as some volume increase, of the Company's plasma products quarter-over-quarter.

Operating expenses in the second quarter increased 21.3% to $9.1 million, from $7.5 million in the same period last year. Higher expenses primarily reflected a 258.2% increase in research and development spending, mostly related to development of two late stage pipeline projects for which the Company expects to receive SFDA approval in early 2011. Selling expenses increased 66.6% year-over-year to $1.9 million due to intensified promotion and conferences activities as the Company continues its efforts in expanding its penetration into hospital and inoculation centers. General and administrative expenses decreased 1.6% year-over-year in the second quarter of 2010 to $5.9 million, or 14.4% of total sales, versus $6.0 million, or 18.1% of total sales for the same period in 2009.

The decrease in general and administrative expenses is due mainly to reduced general payroll and employee benefits and outside services, as well as decreases in legal expenses and office supplies.

Income from operations in the 2010 second quarter was $22.8 million, a 37.7% increase from $16.5 million during the same period a year ago. Operating margin rose to 55.7% from 49.8% year-over-year.

Total other income was $1.9 million in the 2010 second quarter, as compared to net other expense of $2.3 million in the same 2009 period. The increase primarily reflected a $2.3 million gain related to change in the fair value of warrant liabilities.

Income taxes increased to $5.1 million in the 2010 second quarter, from $3.0 million in the prior year. The effective tax rate was 20.6% in the second quarter, as compared to 20.9% same quarter last year.

Net income attributable to controlling interest for the 2010 second quarter was $12.9 million, or $0.49 per diluted share, and included a $2.3 million non-cash gain related to change in the fair value of derivative liabilities. Net income during the 2009 second quarter was $7.0 million, or $0.32 per diluted share, which included a non-cash $1.3 million charge related to change in the fair value of warrants.

Excluding non-cash employee compensation expenses, change in the fair value of derivative liabilities and interest related to the convertible notes under the if-converted method, non-GAAP adjusted net income for the three months ended June 30, 2010 was $10.9 million, or $0.41 per diluted share, up 31.2% from $8.3 million, or $0.38 per diluted share, in the same 2009 period.

Six Months Results

For the first six months of 2010, total revenue was $68.0 million, up 25.2% from the first six months of 2009. Gross profit for the first six months of 2010 was $52.1 million, up 33.9% from $39.0 million in the comparable period a year ago. Gross margin for the first six months of 2010 was 76.7%, as compared to 71.7% for the same period in 2009. The increase in gross margin was due mainly to the increases in selling prices of the Company’s products, which ranged from 1.3% to 375.0% . Income from operations for the period was $36.0 million, up 35.3% from $26.6 million in the first six months of 2009. Net income for the first six months of 2010 was $23.5 million, up 109.1% from $11.2 million in the first six months of 2009. Fully diluted earnings per share were $0.90 for the first six months of 2010 compared to $0.52 in the first six months of 2009. Excluding non-cash employee compensation expenses, change in the fair value of derivative liabilities and interest related to the convertible notes under the if-converted method, non-GAAP adjusted net income for the six months ended June 30, 2010 was $18.5 million, or $0.70 per diluted share, an increase of 41.8% from non-GAAP net income of $13.0 million or $0.60 per fully diluted share for the six months ended June 30, 2009.

Financial Condition

As of June 30, 2010, the Company had $56.3 million in cash and cash equivalents, approximately $63.9 million in working capital, and a current ratio of 2.4. Total stockholders’ equity at the end of the quarter was $78.8 million, up 59.3% from $49.5 million at the end of 2009.

The Company generated $19.4 million in net cash from operating activities during the first half of 2010, as compared to $28.4 million in the same period of 2009. The decline in operating cash flow was primarily due to an increase in inventory, accounts receivable and income taxes paid. Higher inventory reflected increased plasma collection and timing of SFDA approval of finished plasma goods, while higher accounts receivable reflects increased end-user sales to hospitals.

Recent Events and Updates

On July 7, 2010 and July 20, 2010, Shandong Taibang established Ning Yang Taibang Plasma Company and Yi Shui Taibang Plasma Company, both 100% owned by Shandong Taibang for the purpose of constructing and operating two recently government-approved plasma stations in Shandong Province, PRC. Once the new plasma stations are operational, the Company will have 18 total plasma stations and expects the two new plasma stations will increase aggregate plasma collection capacity by up to an additional to 80 metric tons over the next few years.

2010 Guidance and Business Outlook

China Biologic maintained its guidance for 2010 revenues in the range of $142 million and $149 million and 2010 adjusted net income in the range of $34 million and $36 million. As part of its scheduled annual maintenance and inspection process, the Company shut down its facility in Qianfeng for approximately 45 days in June and July and its Taibang facility for 30 days beginning in late July. Due to careful planning of production and inventories, this is expected to have minimal impact to the company’s revenue generation.

Guidance for 2010 adjusted net income excludes any non-cash gain or loss related to change in the fair value of derivative liabilities, stock-based compensation expense and any adjustments in the U.S. federal income tax provision in 2010 related to the expiration of the look-through exception for Subpart F income on December 31, 2009, and excludes any acquisitions, new product approvals or operational impact from new plasma stations. The guidance also does not assume any material price or volume increases during the year.

China Biologic's applications for Human Prothrombin Complex Concentrate and Human Coagulation Factor VIII remain under SFDA review. As a result of internal changes at the SFDA that have delayed processing of new drug applications, management expects to commercially launch these two products in early 2011. Management expects that these new products will enrich the Company's product portfolio and enhance its competitive position in the plasma-based product market.

Mr. Zhao added, “Results for the first half of 2010 confirm that China Biologic’s strategy is on track and our strong balance sheet and our operating cash flow provides us with the resources to take advantage of opportunities created by rising consumer demand and tight supply conditions based on strict government regulation. We plan to expand our plasma supply through building new collection stations and increasing the capacity of our existing stations. Our investment in R&D is expected to bring additional advanced, higher margin products into our portfolio. We are also working to increase our relationships with our end customers through carefully targeted marketing activities and we continue to evaluate opportunities to acquire additional collection and production assets that can further strengthen our leading position in the industry.”

Conference Call

China Biologic will host a conference call at 8:00 a.m. ET on Monday, August 16, 2010, to discuss the second quarter 2010 financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-409-5468. International callers should dial +1-702-894-2400. The pass code for the call is 94191315. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, August 16, 2010 at 9:00 a.m. ET. To access the replay, dial 800-642-1687, international callers should dial +1-706-645-9291. The conference pass code is 94191315.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP FINANCIAL MEASURES FOR THE THREE MONTHS ENDED JUNE 30, 2010, AND 2009

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30,	2010	June 30,	2009	June 30,	2010	June 30,	2009
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

Adjusted net income - non GAAP	10,936,852	$0.41	8,335,605	$0.38	18,452,929	$0.70	13,014,319	$0.60
Non-cash employee compensation (1)	45,948	$0.00	27,594	$0.00	617,841	$0.02	54,967	$0.00
Loss (income) in fair value of derivative liabilities (2)	(2,270,829)	$(0.09)	1,295,732	$0.06	(6,104,406)	$(0.23)	1,688,755	$0.08
Net income attributable to controlling interest for diluted EPS (3)	13,161,733	$0.49	7,012,279	$0.32	23,939,494	$0.90	11,270,597	$0.52
Interest add-back on convertible notes	284,190		41,534		456,311		41,534
Net income attributable to controlling interest	12,877,543		6,970,745		23,483,183		11,229,063
Weighted average number of shares - diluted	26,599,255		21,811,473		26,541,685		21,527,509

(1)	Non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan

(2)	Adoption of a new accounting rule effective January 1, 2009 requires changes in the fair value of derivative liabilities to be recognized in earnings each quarter.

(3)	Net Income attributable to controlling interest for calculating diluted earnings per share includes interest add-back on Convertible Notes.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company's Senior Secured Convertible Notes. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials.

The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi'an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company's plasma- based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company's website http://www.chinabiologic.com for additional information.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the ability of the Company to achieve the financial guidance provided by the management; the ability of the Company to win SFDA approval for its research and development pipeline projects, and commercially launch new products; the Company's ability to build new or expand existing plasma collection stations and increase plasma collection capacity; the Company's ability to otherwise achieve its commercial objectives, including its ability to gain market share and further strengthen the Company's leadership in the PRC plasma market; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

–FINANCIAL TABLES FOLLOW –

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2010 and DECEMBER 31, 2009

ASSETS
	June 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$56,263,131	$53,843,951
Accounts receivable, net of allowance for doubtful accounts of $1,253,975 and $1,254,955
as of June 30,2010 and December 31, 2009, respectively	5,658,429	1,767,076
Accounts receivable - related party	229,817	222,617
Other receivables	2,291,010	2,186,441
Inventories, net of allowance for obsolete of $742,269 and $519,333 as of
June 30, 2010 and December 31, 2009, respectively	41,434,786	35,132,724
Prepayments and deferred expense	1,848,327	1,299,125
Deferred tax assets	1,119,908	1,053,771
Total current assets	108,845,408	95,505,705

PLANT AND EQUIPMENT, net	35,598,253	28,873,413

OTHER ASSETS:
Investment in unconsolidated affiliate	7,001,553	6,627,355
Prepayments - non-current	2,637,092	3,223,960
Intangible assets, net	19,988,081	21,180,322
Goodwill	12,425,589	12,425,589
Total other assets	42,052,315	43,457,226

Total assets	$186,495,976	$167,836,344

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,268,413	$3,701,843
Notes payable	-	48,598
Short term loans - bank	5,965,650	4,474,350
Short term loans - holder of noncontrolling interest	-	3,652,500
Other payables and accrued liabilities	20,592,061	19,246,814
Other payable - related parties	3,100,153	3,087,527
Accrued interest - holder of noncontrolling interest	-	2,068,526
Customer deposits	4,051,003	3,868,577
Taxes payable	7,509,571	8,774,079
Investment payable	78,800	2,195,365
Current maturities of notes payable, net of discount of $7,112,409 as of June 30, 2010	387,591	-
Total current liabilities	44,953,242	51,118,179

OTHER LIABILITIES:
Other payable - land use right	324,265	323,687
Derivative liability - conversion option	13,522,842	19,960,145
Fair value of derivative instruments	8,658,837	12,701,262
Notes payable, net of discount of $8,464,380 as of December 31, 2009	-	89,760
Total other liabilities	22,505,944	33,074,854

Total liabilities	67,459,186	84,193,033

COMMITMENTS AND CONTINGENCIES

EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized,
23,513,533 and 23,056,442 shares issued and outstanding at
June 30 ,2010 and December 31, 2009, respectively	2,351	2,305
Additional paid-in-capital	28,070,754	22,517,077
Statutory reserves	23,233,527	17,414,769
Retained earnings	22,967,030	5,302,605
Accumulated other comprehensive income	4,520,744	4,227,394
Total shareholders' equity	78,794,406	49,464,150

NONCONTROLLING INTEREST	40,242,384	34,179,161

Total equity	119,036,790	83,643,311

Total liabilities and equity	$186,495,976	$167,836,344

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES:
Revenues	$40,580,807	$33,030,868	$67,442,329	$53,936,737
Revenues - related party	327,509	150,677	564,540	393,406
Total revenues	40,908,316	33,181,545	68,006,869	54,330,143

COST OF REVENUES:
Cost of revenues	9,058,906	9,161,765	15,857,760	15,376,695

GROSS PROFIT	31,849,410	24,019,780	52,149,109	38,953,448

OPERATING EXPENSES:
Selling expenses	1,856,881	1,114,614	2,799,789	1,694,110
General and administrative expenses	5,905,950	6,004,802	10,868,202	9,827,709
Research and development expenses	1,317,483	367,856	2,486,138	835,583
Total operating expenses	9,080,314	7,487,272	16,154,129	12,357,402

INCOME FROM OPERATIONS	22,769,096	16,532,508	35,994,980	26,596,046

OTHER (INCOME) EXPENSE :
Equity in loss (income) of unconsolidated affiliate	(157,114)	90,390	(345,655)	50,143
Change in fair value of derivative liabilities	(2,270,829)	1,295,732	(6,104,406)	1,688,755
Interest expense, net	439,005	883,914	620,058	1,254,767
Other income - related party	(449)	-	(914,738)	-
Other expense, net	102,914	(16,005)	197,234	35,310
Total other (income) expense , net	(1,886,473)	2,254,031	(6,547,507)	3,028,975

INCOME BEFORE PROVISION FOR INCOME TAXES
AND NONCONTROLLING INTEREST	24,655,569	14,278,477	42,542,487	23,567,071

PROVISION FOR INCOME TAXES	5,086,881	2,982,101	8,282,947	5,012,295

NET INCOME	19,568,688	11,296,376	34,259,540	18,554,776

Less: Net income attributable to noncontrolling interest	6,691,145	4,325,631	10,776,357	7,325,713

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	12,877,543	6,970,745	23,483,183	11,229,063

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	274,049	(1,250)	293,350	17,387
Comprehensive (income) loss attributable to noncontrolling interest	162,723	(33,362)	138,768	393,940
COMPREHENSIVE INCOME	$13,314,315	$6,936,133	$23,915,301	$11,640,390

BASIC EARNINGS PER SHARE:
Weighted average number of shares	23,511,435	21,442,909	23,449,508	21,438,948
Earnings per share	$0.55	$0.33	$1.00	$0.52

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	26,599,255	21,811,473	26,541,685	21,527,509
Earnings per share	$0.49	$0.32	$0.90	$0.52

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(Unaudited)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$23,483,183 $	11,229,063
Net income attributable to noncontrolling interest	10,776,357	7,325,713
Consolidated net income	34,259,540	18,554,776
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,670,321	1,589,625
Amortization	1,740,659	1,704,248
(Gain) Loss on disposal of equipment	3,020	(506)
Recovery of bad debt previously reserved	(8,973)	(22,311)
Allowance for bad debt - other receivables and prepayment	432,895	406,736
Allowance for obsolete inventories	219,897	-
Deferred tax assets	(61,571)	-
Stock based compensation	617,841	54,967
Change in fair value of derivative liabilities	(6,104,406)	1,688,755
Amortization of deferred note issuance cost	171,667	25,323
Amortization of discount on convertible notes	312,259	20,356
Equity in (income) loss of unconsolidated affiliate	(345,655)	50,143
Change in operating assets and liabilities:
Accounts receivable	(3,861,953)	(676,036)
Accounts receivable - related party	(6,264)	(375,810)
Other receivables	(95,231)	(23,082)
Inventories	(6,351,255)	(4,130,960)
Prepayments and deferred expenses	(849,198)	(750,937)
Accounts payable	(446,713)	(50,767)
Other payables and accrued liabilities	1,252,134	4,594,379
Accrued interest - holder of noncontrolling interest	(2,068,526)	911,084
Customer deposits	169,398	4,251,476
Taxes payable	(1,294,805)	608,063
Net cash provided by operating activities	19,355,081	28,429,522

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	-	11,943,673
Payments made for acquisition	(4,022,288)	(10,373,854)
Purchase of plant and equipment	(6,154,212)	(1,865,746)
Additions to intangible assets	(87,769)	(1,014,766)
Advances on non-current assets	(471,667)	(590,428)
Net cash used in investing activities	(10,735,936)	(1,901,121)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants conversion	689,160	113,700
Proceeds from issuance of convertible notes	-	8,971,337
Repayments of former shareholders loan in acquiring company	-	(2,652,737)
Proceeds from short term loans - bank	5,867,600	13,513,754
Payments on short term loans - bank	(4,400,700)	-
Payments on long term loan - bank	-	(5,862,800)
Repayments of non-controlling shareholder loan	(3,652,500)	-
Payments on notes payables	(48,595)	-
Distribution paid to noncontrolling interest shareholders	(4,864,240)	-
Net cash (used in) provided by financing activities	(6,409,275)	14,083,254
EFFECTS OF EXCHANGE RATE CHANGE IN CASH	209,310	52,750

INCREASE IN CASH	2,419,180	40,664,405

CASH and CASH EQUIVALENTS, beginning of periods	53,843,951	8,814,616

CASH and CASH EQUIVALENTS, end of periods	$56,263,131	$49,479,021

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$9,500,399	$4,351,056
Interest paid	$161,684	$715,158
Non-cash investing and financing activities:
Reclassification of derivative liability to equity related to conversion of convertible notes	$2,498,957	$-
Reclassification of derivative liability to equity related to exercise of warrants	$1,747,765	$125,009
Distribution paid in exchange of holder of noncontrolling interest loan	$-	$3,736,773
Distribution paid by offsetting accounts receivable - related party	$-	$3,720,649
Net assets addition with unpaid commitment	$-	$2,849,321
Intangible assets acquired with prepayments made in prior periods	$440,070	$-
Plant and equipment acquired with prepayments made in prior periods	$629,166	$14,290,227

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